Press Release
FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson
President and Chief Financial Officer
Telephone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

October 29, 2014 LaPorte Bancorp, Inc. (NASDAQ: LPSB) today announced that its Board of Directors declared on October 28, 2014 a quarterly cash dividend of $0.04 per common share. The dividend will be paid on or about December 5, 2014 to stockholders of record as of the close of business on November 19, 2014. This represents a dividend yield of 1.4% based on the price per share of $11.21 at the close of markets on October 27, 2014, the date prior to which the Board approved the dividend.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations.